Exhibit 99.1

NOBLE CORPORATION
NEWS	13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478
Phone: 281-276-6100 Fax: 281-491-2092
NOBLE CORPORATION ANNOUNCES
AGREEMENT TO PURCHASE SHARES OF SMEDVIG ASA
     SUGAR LAND, Texas, December 13, 2005 – Noble Corporation (NYSE: NE) (the “Company”) announced today that it has entered a share purchase agreement with Peter T. Smedvig and members of his family and entities he controls to purchase (directly and indirectly) 21,095,600 Class A shares and 2,501,374 Class B shares of Smedvig ASA. Smedvig ASA is recognized as a leading provider of premium harsh environment drilling rigs, self-erecting tender rigs and engineering services. The purchase price for the Class A shares is NOK 200 per share and for the Class B shares is NOK 150 per share. The closing is scheduled for December 23, 2005, subject to any required regulatory matters. The Company expects to pay the purchase price with available cash, funds available under the Company’s existing bank credit agreement, and/or funds generated from the public or private issuance of debt securities.
     James C. Day, Chairman of the Board, Chief Executive Officer and President of the Company, said, “The performance of the Smedvig team is widely recognized within our industry. This investment represents a unique opportunity for Smedvig’s and Noble’s management, operational and engineering teams to complement one another in key drilling markets. Smedvig’s significant presence in Stavanger, Norway, and Singapore will leverage our collective global efforts in drilling operations and major new shipyard construction projects. We believe this affiliation will capitalize on the robust demand for safe and efficient drilling operations worldwide.”
     The Company will conduct a management conference call on Tuesday, December 13, 2005 at 8:00 a.m., Central Time, to discuss this news release.

What:	Noble Corporation Management Conference Call

When:	Tuesday, December 13, 2005 at 8:00 a.m., Central Time

Phone:	1-212-271-4650 – Access code is 21259584 or Noble Corporation Conference Call

Website:	Live webcast available at http://www.noblecorp.com

How:	Visit the “Investor Relations” area of the Company’s website, click on “Webcast” and follow the instructions provided. (Note: Visit the Company’s website prior to the scheduled broadcast time in order to download, install and register any audio software that may be required in order to access the webcast).
     A replay of the conference call will be available on Tuesday, December 13, 2005, beginning at 12:00 p.m., Central Time, through Tuesday, December 20, 2005 ending at 5:00 p.m., Central Time. The phone number for the conference call replay is (800) 633-8284 or internationally (402) 977-9140. The access code is the same (as indicated above for the conference call).
     The Company will also publish this news release on its website at http://www.noblecorp.com.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s premium fleet of 62 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 43 jackups and three submersibles. The fleet count includes two new F&G JU-2000E enhanced premium jackups, with scheduled delivery of the first unit in the third quarter of 2007 and the second unit in the first quarter of 2008. As previously announced, these units have been contracted. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa, India, and the Mediterranean Sea. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.
     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-355
12/13/05
For additional information, contact:
Bruce W. Busmire, Senior Vice President and Chief Financial Officer
Noble Corporation, 281-276-6100